EXHIBIT 17.2


To:       The  Board  of  Directors  of  SeaView  Video  Technology  Inc.

From:     George  S.  Bernardich  III

In  Re:   The  Corporate  Resolution  of  February  20,  2001



This letter shall constitute my formal acceptance of a seat on the Board of Directors, as well as my acceptance of the titles of President and Chief Executive Officer of SeaView Video Technology Inc.

Pursuant to the resignation of Rich McBride and the decision of the Board, this 20th day of February, 2001.


Sincerely


/s/____________________
George  S.  Bernardich  III